Exhibit 5

                             GERALD A. KAUFMAN, ESQ.
                                15 GLENWOOD ROAD
                               PLAINVIEW, NY 11803
                            TELEPHONE (516) 433-7817

                                        July 2, 2004

Daxor Corporation
350 Fifth Avenue, Suite 7120
New York, NY 10118

RE:   Registration Statement on Form S-8

Gentlemen:

      I have served as your counsel in connection with the preparation of your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the offering and issuance to certain persons under the Daxor Corporation 2004 Stock Option Plan (the "Plan") of an aggregate of 200,000 shares of your common stock $.01 par value (the "Common Stock").

      I have examined such corporate records, documents and matters of law as I have considered appropriate for the purposes of this opinion.

      Based upon such examination and my participation in the preparation of the Registration Statement, it is my opinion that the Common Stock, when issued in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

      I consent to the reference made to my firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                Gerald A. Kaufman

GAK:cs


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